Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Improved First Quarter Results
Richmond, VA August 3, 2017/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income of $3.6 million, or $0.14 per diluted share, for the first quarter of fiscal year 2018, which ended on June 30, 2017. Those results were up $9.1 million compared with a net loss of $5.5 million, or $0.40 per diluted share, for the first quarter of fiscal year 2017. Operating income of $6.6 million for the quarter ended June 30, 2017, improved $14.6 million compared to an $8.0 million operating loss for the quarter ended June 30, 2016. Similarly, segment operating income was $6.1 million for the first quarter of fiscal year 2018, up $14.3 million compared to the same period last year, mainly as a result of earnings improvements in the Other Regions segment, partially offset by earnings declines in the North America and Other Tobacco Operations segments. Revenues of $284.6 million for the quarter ended June 30, 2017, decreased by $10.9 million, or 4%, on lower total volumes and a less favorable product mix.

Mr. Freeman stated, “Benefits from net currency remeasurement and exchange gains compared with losses in the prior year’s first fiscal quarter and earlier receipt of distributions from unconsolidated subsidiaries positively impacted our results, primarily in our Other Regions segment. In addition, crop levels in Brazil have fully recovered from last season’s crop declines, increasing our volumes purchased and processed there and improving factory unit costs. Results for our North America segment declined for the fiscal quarter when compared to last year’s stronger carryover shipments volumes.

“Crop purchases are essentially completed in Brazil and are progressing well in Africa. Overall crop qualities are good. We expect increased volumes in Brazil to continue to positively affect earnings throughout this fiscal year. At the same time, greater reductions than expected in burley crop sizes in Africa and continued challenging market conditions in Tanzania will reduce our volumes sold from that region. We are currently forecasting worldwide burley tobacco production levels for fiscal year 2018 of about 510 million kilos, a

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Universal Corporation

reduction of approximately 13% from fiscal year 2017 levels. As a result, we believe that demand for burley tobacco may slightly exceed supply.

“Although it’s still early in the season, customer orders are progressing as anticipated, and our uncommitted stock levels are well within our target range at 17%. We remain actively engaged with our customers developing additional opportunities to reduce sourcing complexities, improve supply chain efficiency, and offer expanded services to support current and next generation products.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

The Other Regions segment operating income of $4.1 million for the quarter ended June 30, 2017, was up $21.1 million compared with the prior year’s first fiscal quarter operating loss of $17.0 million on improved results in every region. The improvement was heavily influenced by lower selling, general and administrative costs, largely from net foreign currency remeasurement and exchange gains in the first quarter of fiscal year 2018, compared with losses incurred in the first quarter of fiscal year 2017, mainly in Africa. Segment results also benefited from the earlier receipt of distributions from unconsolidated subsidiaries. In South America, volumes were down slightly in the first quarter of fiscal year 2018 given larger sales volumes of prior crops in fiscal year 2017’s first quarter. However, recovery of current crop production levels in Brazil has increased processing revenues and reduced factory unit costs resulting from higher total volumes handled there. Despite weaker volumes, results for Asia benefited from a more favorable sales mix and lower currency remeasurement losses in the Philippines. Revenues for the Other Regions segment of $184.4 million for the quarter ended June 30, 2017, were up about 4% compared to the same period last year, as slightly lower total volumes for the segment and a less favorable product mix were more than offset by higher processing revenues, higher overall green leaf prices and the additional revenue from the timing of receipt of distributions from unconsolidated subsidiaries.

NORTH AMERICA:
Operating income for the North America segment for the quarter ended June 30, 2017, was $2.4 million, down $4.5 million from the comparable prior year period, mainly on lower sales volumes. The earnings decline reflected reduced volumes shipped in the first quarter of fiscal year 2018, primarily due to larger prior crop carryover sales in the first quarter of fiscal year 2017. In addition, some offshore current crop shipments have been delayed into this year’s second fiscal quarter. Selling, general, and administrative costs for the North America segment were flat compared to the prior year’s first fiscal quarter. Revenues for this segment similarly decreased by $19.4 million to $53.3 million for the quarter ended June 30, 2017, compared to the same period in the prior fiscal year, on the lower sales volumes and a less favorable product mix.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating loss of $0.3 million for the first quarter of fiscal year 2018 reflected a decline of about $2.3 million compared with operating income of $2.0 million for this segment in the same period last year. Results for the dark tobacco operations were down for the quarter ended June 30, 2017, largely due to lower volumes and a less favorable product mix in Indonesia. The oriental joint venture reported slightly lower results for its seasonally weak first fiscal quarter ended June 30, 2017, compared to the prior fiscal year from a less favorable sales mix as well as negative currency remeasurement variances. Operating results for the Special Services group were flat compared with the prior year’s first fiscal quarter. Revenues for this segment in the quarter ended June 30, 2017, increased by $2.1 million to $46.9 million on higher domestic volumes in the dark tobacco business, offset by lower volumes from the

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Universal Corporation

timing of the shipment of oriental tobaccos into the United States. Selling, general, and administrative costs for the segment were higher compared with the prior year fiscal quarter, mainly from larger currency remeasurement losses in Indonesia.

OTHER ITEMS:
Cost of goods sold in the quarter ended June 30, 2017, of $230.8 million was down by about 5% compared with the same period last year, consistent with the similar percentage decrease in revenues for the current period. Selling, general, and administrative costs for the first quarter of fiscal year 2018 decreased by $12.9 million to $47.3 million primarily driven by net foreign currency remeasurement and exchange gains in the current fiscal period, compared with losses incurred in the prior year comparable period, mainly in Africa.

Income taxes for the quarter ended June 30, 2017, were favorably impacted by a lower effective tax rate on dividend income from unconsolidated operations and by excess tax deductions related to stock-based compensation awards that vested during the quarter. Both of these items were accounted for as discrete tax benefits during the quarter, resulting in a net tax benefit on pretax earnings for the period. Without the benefit from the discrete items, income taxes for the quarter would have been expense of approximately $1 million, or a consolidated effective tax rate of about 34%. The effective tax rate on the pretax loss for the first quarter of fiscal year 2017 was approximately 37%.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

At 5:00 p.m. (Eastern Time) on August 3, 2017, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 3, 2017. A taped replay of the call will be available through August 16, 2017, by dialing (855) 859-2056. The confirmation number to access the replay is 59259116.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2017, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2017	2016
	(Unaudited)
Sales and other operating revenues	$284,622	$295,475
Costs and expenses
Cost of goods sold	230,765	243,278
Selling, general and administrative expenses	47,302	60,199
Operating income (loss)	6,555	(8,002)
Equity in pretax earnings (loss) of unconsolidated affiliates	(435)	(130)
Interest income	670	363
Interest expense	3,932	4,054
Income (loss) before income taxes and other items	2,858	(11,823)
Income taxes	(463)	(4,319)
Net income (loss)	3,321	(7,504)
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	256	2,028
Net income (loss) attributable to Universal Corporation	3,577	(5,476)
Dividends on Universal Corporation convertible perpetual preferred stock	—	(3,687)
Earnings (loss) available to Universal Corporation common shareholders	$3,577	$(9,163)

Earnings (loss) per share attributable to Universal Corporation common shareholders:
Basic	$0.14	$(0.40)
Diluted	$0.14	$(0.40)

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2017	2016	2017
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$128,605	$316,087	$283,993
Accounts receivable, net	209,321	218,665	439,288
Advances to suppliers, net	58,218	69,044	103,750
Accounts receivable—unconsolidated affiliates	62,239	46,794	2,373
Inventories—at lower of cost or net realizable value:
Tobacco	917,945	846,356	565,943
Other	74,628	66,080	68,087
Prepaid income taxes	16,523	19,948	16,713
Other current assets	71,823	50,772	81,252
Total current assets	1,539,302	1,633,746	1,561,399

Property, plant and equipment
Land	22,787	22,927	22,852
Buildings	267,740	264,438	266,802
Machinery and equipment	606,473	593,507	597,213
	897,000	880,872	886,867
Less accumulated depreciation	(580,927)	(557,856)	(569,527)
	316,073	323,016	317,340
Other assets
Goodwill and other intangibles	99,023	99,059	98,888
Investments in unconsolidated affiliates	82,645	79,510	78,457
Deferred income taxes	25,451	20,860	25,422
Other noncurrent assets	42,494	57,693	41,899
	249,613	257,122	244,666

Total assets	$2,104,988	$2,213,884	$2,123,405

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2017	2016	2017
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$45,064	$70,753	$59,133
Accounts payable and accrued expenses	189,676	165,651	153,515
Accounts payable—unconsolidated affiliates	869	2,730	7,231
Customer advances and deposits	1,841	8,406	11,007
Accrued compensation	19,404	22,863	32,007
Income taxes payable	2,132	4,057	5,103
Current portion of long-term debt	—	—	—
Total current liabilities	258,986	274,460	267,996

Long-term debt	368,821	368,468	368,733
Pensions and other postretirement benefits	77,312	88,782	80,689
Other long-term liabilities	31,189	45,480	31,424
Deferred income taxes	46,836	11,778	47,985
Total liabilities	783,144	788,968	796,827

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, no shares outstanding (218,490 at June 30, 2016, and none at March 31, 2017)	—	211,562	—
Common stock, no par value, 100,000,000 shares authorized, 25,325,595 shares issued and outstanding (22,766,040 at June 30, 2016, and 25,274,506 at March 31, 2017)	321,215	209,044	321,207
Retained earnings	1,024,567	1,044,674	1,034,841
Accumulated other comprehensive loss	(63,723)	(76,959)	(69,559)
Total Universal Corporation shareholders' equity	1,282,059	1,388,321	1,286,489
Noncontrolling interests in subsidiaries	39,785	36,595	40,089
Total shareholders' equity	1,321,844	1,424,916	1,326,578

Total liabilities and shareholders' equity	$2,104,988	$2,213,884	$2,123,405

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2017	2016
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,321	$(7,504)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	8,818	8,642
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	1,290	(113)
Foreign currency remeasurement (gain) loss, net	(5,917)	9,642
Other, net	(1,944)	8,079
Changes in operating assets and liabilities, net	(122,647)	(2,690)
Net cash provided (used) by operating activities	(117,079)	16,056

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(6,356)	(7,303)
Proceeds from sale of property, plant and equipment	206	252
Net cash used by investing activities	(6,150)	(7,051)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(16,058)	5,782
Dividends paid on convertible perpetual preferred stock	—	(3,687)
Dividends paid on common stock	(13,649)	(12,040)
Other	(2,827)	(2,250)
Net cash used by financing activities	(32,534)	(12,195)

Effect of exchange rate changes on cash	375	(170)
Net decrease in cash and cash equivalents	(155,388)	(3,360)
Cash and cash equivalents at beginning of year	283,993	319,447

Cash and cash equivalents at end of period	$128,605	$316,087
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2017	2016

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$3,577	$(5,476)
Less: Dividends on convertible perpetual preferred stock	—	(3,687)
Earnings (loss) available to Universal Corporation common shareholders for calculation of basic earnings per share	3,577	(9,163)

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	25,407,293	22,734,225

Basic earnings (loss) per share	$0.14	$(0.40)

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Earnings (loss) available to Universal Corporation common shareholders	$3,577	$(9,163)
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	—
Earnings (loss) available to Universal Corporation common shareholders for calculation of diluted earnings (loss) per share	3,577	(9,163)

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	25,407,293	22,734,225
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	—
Employee share-based awards	224,864	—
Denominator for diluted earnings (loss) per share	25,632,157	22,734,225

Diluted earnings (loss) per share	$0.14	$(0.40)

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income (loss) after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings (loss) of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2017	2016

SALES AND OTHER OPEATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$53,324	$72,682
Other Regions (1)	184,412	178,016
Subtotal	237,736	250,698
Other Tobacco Operations (2)	46,886	44,777
Consolidated sales and other operating revenue	$284,622	$295,475

OPERATING INCOME (LOSS)
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$2,365	$6,848
Other Regions (1)	4,077	(17,017)
Subtotal	6,442	(10,169)
Other Tobacco Operations (2)	(322)	2,037
Segment operating income (loss)	6,120	(8,132)
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	435	130
Consolidated operating income (loss)	$6,555	$(8,002)

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings (loss) of an unconsolidated affiliate.

(3)
Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (loss) (Other Tobacco Operations segment), but is reported below consolidated operating income (loss) and excluded from that total in the consolidated statements of income and comprehensive income.

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